For the fiscal year ended (a)12/31/95
File number (c) 811-5123


                                  SUB-ITEM 77C
                   Submission of Matters to a Vote of Security
                                     Holders


     A special Meeting of Shareholders was called for December 6, 1995. At such meeting the shareholders approved the following proposals:
     a) The conversion of the Fund from a closed-end investment company to an open-end investment company:

                          Affirmative
Negative
                Votes Cast                   Votes
Cast
                30,618,539
833,457

     b)   The changes in the fundamental
investment policies and
restrictions of the Fund relating to (i) borrowing, (ii) restricted and illiquid securities and (iii) loan policies:


                               Affirmative
                               Negative Votes Cast
                               Votes Cast
(i)  To increase the Fund's
     borrowing capabilities   24,071,153
7,112,842

(ii) To amend the Fund's
     restrictions regarding
     restricted securities    23,727,491
7,359,516

(iii)To clarify the Fund's
     loan policies            24,465,991
6,681,834

     c)   The Management Agreement between the
Fund and Prudential Mutual Fund Management, Inc.
and the Subadvisory Agreement between Prudential
Mutual Fund Management, Inc. and The Prudential
Investment Corporation:

                          Affirmative
Negative
                Votes Cast                   Votes
Cast
                30,141,036
1,075,371

                 d)   The election of Edward D. Beach, Harry A.
                                  Jacobs, Jr.,
Donald D. Lennox, Douglas H. McCorkindale, Thomas
T. Mooney, Richard A. Redeker and Louis A. Weil,
III as directors, each to
hold office for an indefinite period, until the
earlier to occur of (i) the next meeting of
shareholders at which Directors are elected and
their successors are elected and qualify or (ii)
the expiration of their terms in accordance with
the Fund's retirement policy:
                                   Affirmative
                         Votes Cast               Votes Withheld
Edward D. Beach          29,234,021               3,186,928
Harry A. Jacobs, Jr.     29,203,609               3,217,340
Donald D. Lennox         29,282,664               3,138,285
Douglas H.  McCorkindale 29,232,657               3,188,292
Thomas T. Mooney         29,314,333               3,106,616
Richard A. Redeker       29,261,311               3,159,638
Louis A. Weil, III       29,255,763               3,165,186

     e) An amended Plan of Distribution pursuant to Rule 12b-1 under the Investment Company Act of
1940:

                          Affirmative                  Negative
                Votes Cast                   Votes
Cast
                28,203,555
2,860,840

     f)   An amendment to the Fund's Articles of
Incorporation to, among other things, permit the issuance of multiple classes of shares:

                          Affirmative                  Negative
                Votes Cast                   Votes
Cast
                30,052,174
971,192

     g)   In their discretion on any other
     business which may properly come before the meeting or any adjournment thereof.